VARIABLE LIFE INSURANCE COMPANY

RIDER

APPLICANT’S WAIVER OF PREMIUMS BENEFIT PROVISION

WAIVER OF PREMIUMS FOR A TEMPORARY PERIOD IN EVENT OF APPLICANT’S DEATH

OR TOTAL DISABILITY AS DEFINED AND LIMITED

This Provision is made a part of the policy to which it is attached, in consideration of: (a) the application, a copy of which is attached to and made a part of the policy; and (b) payment of the premiums shown on page 3 of the policy for this Benefit and the Variable Life Insurance Benefit. The date of issue of this Provision is shown on page 3.

The waiver of any premium will not reduce payments or dividends under the policy.

WAIVER OF PREMIUM IN EVENT OF APPLICANT’S DEATH

We agree, subject to the terms and conditions of this Provision and the policy, to waive the payment of premiums on this policy on receipt at our Home Office of due proof: (a) of the death of the Applicant before the policy anniversary nearest the Insured’s 22nd birthday; and (b) that the death took place while the policy and this Provision were in full force.

WAIVER OF PREMIUM IN EVENT OF APPLICANT’S TOTAL DISABILITY

We agree, subject to the terms and conditions of this Provision and the policy, to waive the payment of premiums on this policy on receipt at our Home Office of due proof: (i) of the total disability of the Applicant at the time proof is given; and (ii) that the disability: (a) began before the policy anniversary nearest the Insured’s 22nd birthday while the policy and this Provision were in full force; and (b) began before the policy anniversary nearest the Applicant’s 65th birthday while the policy and this Provision were in full force; and (c) has been continuous for at least 6 months.

TOTAL DISABILITY DEFINED

“Total disability” means such incapacity of the Applicant as a result of bodily injury or disease that he or she is able to perform none of the duties of any occupation or employment for pay or profit for which he or she is reasonably fitted by education, training or experience.

We will deem as “total disability” the total and irrecoverable loss by the Applicant of: (a) the sight of both eyes; or (b) the use of both hands or of both feet or of one hand and one foot.

BEGINNING OF PERIOD OF WAIVER OF PREMIUMS

In the case of the death of the Applicant, premiums will be waived for the period which starts with the next policy month after the date of that death. In the case of the total disability of the Applicant premiums will be waived for the period of continuous disability which starts with the next policy month after the later of: (a) the date such disability began; or (b) the date 1 year before written notice of claim is received. The portion of a premium paid for a part of the period for which premiums are waived will be refunded.

We may pay a refund due the Owner to a person whom we judge to be responsible for the welfare of the Applicant or the Insured.

END OF PERIOD OF WAIVER OF PREMIUMS

The last date to which we will waive premiums will be:

(1) In the event of the death of the Applicant, the day before the policy anniversary nearest the Insured’s 22nd birthday;

(2) In the event the total disability of the Applicant starts before the policy anniversary nearest his or her 60th birthday, the earlier of: (i) the date the disability ends; and (ii) the day before the anniversary nearest the Insured’s 22nd birthday;

(3) In the event the total disability of the Applicant starts on or after the policy anniversary nearest his or her 60th birthday, the earliest of: (i) the date the disability ends; or (ii) the day before the anniversary nearest the Insured’s 22nd birthday; or (iii) the day before the anniversary nearest the Applicant’s 65th birthday.

EXCEPTIONS AND EXCLUSIONS

No premiums will be waived:

(1) If the total disability begins within 2 years after the date of issue of this Provision and results from an injury sustained or a disease contracted before such date of issue;

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(2) If the total disability has ceased or the Applicant has died prior to receipt of due proof of total disability;

(3) If the total disability results wholly or partially from: (a) willfully and intentionally self-inflicted injury; or (b) service in an armed force of an international body, or a country or group of countries at war whether declared or undeclared;

(4) If the due proof of total disability is not received before this Provision terminates. But failure to give due proof in the time required will not void or reduce a claim if: (a) it was not reasonably possible to give due proof in the time required; and (b) due proof is given as soon as reasonably possible; and (c) due proof is given no later than 1 year after the date it is otherwise required, except in the absence of legal capacity.

WRITTEN NOTICE OF CLAIM

Written notice of claim may be filed with us to determine the start of the period for which benefits are provided; but no benefit will start until we receive the required due proof.

In any case in which such written notice is filed more than 1 year after the disability began, benefits will start as if notice had been filed within 1 year. But it must be shown that it was furnished as soon as was reasonably possible.

PROOF OF CONTINUANCE OF TOTAL DISABILITY

We shall have the right to require proof of continued total disability at reasonable intervals during the first 2 years after receipt of due proof. After 2 years we will not require proof more than once a year. After the policy anniversary nearest the Applicant’s 65th birthday no proof will be required if the period of total disability began before and has been continuous since the policy anniversary nearest the Applicant’s 60th birthday.

As part of any proof, the Applicant may be required to be examined by a medical examiner named by us at our expense. Applicant’s Waiver of Premiums

RESUMPTION OF PREMIUM PAYMENTS

The period for which premiums will be waived will end and the payment of the premiums shown on page 3 of the policy shall be resumed starting with: (i) the policy anniversary nearest the Insured’s 22nd birthday; or, if earlier, (ii) the policy month after the earliest of:

a. Failure to give proof of continued total disability when required; or

b. Failure of the Applicant to be examined when required; or

c. The end of total disability; or

d. If total disability begins on or after the policy anniversary nearest the Applicant’s 60th birthday, the day before the policy anniversary nearest his or her 65th birthday.

INCONTESTABILITY, SUICIDE

The terms and conditions of the Incontestability and Suicide provisions of the policy shall apply to this Provision except that: (i) they shall relate to the Applicant and not the Insured; and (ii) the periods stated shall be measured from the date of issue of this Provision.

TERMINATION

This Provision will end on the earliest of:

a. The lapse, exchange or termination of the policy; or

b. The end of the grace period during which an Option Date occurs; or

c. The maturity of the policy, or payment or use of the surrender value; or

d. The due date of the next premium after receipt at our Home Office of a request to cancel by written notice and presentation of the policy for adjustment; or

e. The policy anniversary nearest the Insured’s 22nd birthday; or

f. The use of credit under dividend option c to make the policy fully paid-up.

In any event, on the policy anniversary nearest the Applicant’s 65th birthday if the policy is in full force, this Provision will end. But benefits for total disability which began before the policy anniversary nearest the Applicant’s 60th birthday will go on.

Signed for the Company at Boston, Massachusetts.

President	Secretary

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